Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2018 Financial Results

LEAWOOD, KANSAS, USA - October 18, 2018 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2018 financial results.

Euronet reports the following consolidated results for the third quarter 2018 compared with the same period of 2017:

•	Revenues of $714.5 million, a 12% increase from $637.8 million (14% increase on a constant currency(1) basis).

•	Operating income of $150.9 million, a 29% increase from $116.9 million (30% increase on a constant currency basis).

•	Adjusted operating income(2) of $150.9 million, a 29% increase from $117.0 million (30% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $181.4 million, a 25% increase from $145.4 million (26% increase on a constant currency basis).

•	Net income attributable to Euronet of $102.7 million or $1.89 diluted earnings per share, compared with net income of $100.3 million or $1.80 diluted earnings per share.

•	Adjusted earnings per share(4) of $2.16, a 34% increase from $1.61.

•	Transactions of 1.02 billion, a 10% increase from 931 million.

"We delivered exceptional third quarter results, highlighted by adjusted EPS of $2.16, a 34% year-over-year increase," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This strong growth included contributions from all three segments. EFT and Money Transfer continued to deliver double-digit constant currency revenue and operating income growth, while continuing to invest for future expansion. And, epay continued to grow non-mobile to offset certain mobile declines."

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2018 compared with the same period or date in 2017:

•	Revenues of $261.7 million, a 16% increase from $226.3 million (18% increase on a constant currency basis).

•	Operating income of $110.4 million, a 27% increase from $86.8 million (28% increase on a constant currency basis).

•	Adjusted EBITDA of $127.1 million, a 25% increase from $101.6 million (26% increase on a constant currency basis).

•	Transactions of 711 million, a 16% increase from 614 million.

•	Operated 41,902 ATMs as of September 30, 2018, a 10% increase from 38,105.

Double-digit third quarter constant currency revenue, operating income and adjusted EBITDA growth was largely the result of a 10% year-over-year increase in active ATMs and a 16% increase in transactions. The increase in transactions was primarily from growth in Europe and India - including an increase in the number of value added transactions, such as dynamic currency conversion, domestic and international surcharge, and foreign currency dispensing transactions - on both ATMs and point-of-sale terminals.

The year-over-year increase in ATM count was due to the deployment of approximately 3,250 high-value ATMs across Europe and India, the acquisition of approximately 400 Easycash ATMs in Ireland and approximately 160 ATMs under our low-margin agreements in India.

The epay Segment reports the following results for the third quarter 2018 compared with the same period or date in 2017:

•	Revenues of $185.4 million, a 1% increase from $184.2 million (3% increase on a constant currency basis).

•	Operating income of $16.4 million, a 4% increase from $15.7 million (6% increase on a constant currency basis).

•	Adjusted EBITDA of $18.3 million, a 1% increase from $18.2 million (2% increase on a constant currency basis).

•	Transactions of 284 million, a 3% decrease from 293 million.

•	Point-of-sale ("POS") terminals of approximately 687,000 as of September 30, 2018, a 2% increase from approximately 673,000.

•	Retailer locations of approximately 334,000 as of September 30, 2018, a 9% increase from approximately 306,000.

In January 2018, the Company prospectively adopted the newly required Generally Accepted Accounting Principle standard ASC 606, and as a result now reports certain revenues in the epay segment on a net basis rather than a gross basis as done in prior years. Had epay not adopted ASC 606, revenues would have been approximately $16.4 million greater on a reported basis or 10% reported growth, and $17.3 million greater on a constant currency basis, or 12% constant currency growth, with no impact on gross profit.

Adjusted for the adoption of the revenue recognition standard, epay third quarter constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines. Operating income also benefited from certain intangible assets becoming fully amortized in late 2017. Consistent with previous quarters, the 3% decline in transactions was largely the result of the loss of a high-volume, low-margin mobile customer in the Middle East.

The Money Transfer Segment reports the following results for the third quarter 2018 compared with the same period or date in 2017:

•	Revenues of $268.4 million, an 18% increase from $228.1 million (18% increase on a constant currency basis).

•	Operating income of $34.3 million, a 41% increase from $24.3 million (42% increase on a constant currency basis).

•	Adjusted EBITDA of $42.2 million, a 33% increase from $31.7 million (34% increase on a constant currency basis).

•	Total transactions of 27.8 million, a 16% increase from 23.9 million.

•	Network locations of approximately 361,000 as of September 30, 2018, a 9% increase from approximately 332,000.

Double-digit constant currency revenue, operating income and adjusted EBITDA growth was driven by strong growth across all sectors of the money transfer business, including both physical and digital transfers.

Third quarter money transfers grew 16% and non-transfer transactions, such as currency exchange and check cashing, grew 22%, resulting in total transaction growth of 16%.

Corporate and Other reports $10.2 million of expense for the third quarter 2018 compared with $9.9 million for the third quarter 2017. Increased corporate expense on an adjusted basis is largely due to increased short-term compensation expense based on Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $1.13 billion as of September 30, 2018, compared to $1.16 billion as of June 30, 2018. Revolver repayments, repayment of the term loan and settlement timing in the business were largely offset by cash generated from operations.

Total indebtedness was $889 million as of September 30, 2018, compared to $1.01 billion as of June 30, 2018. Debt decreased primarily as a result of revolver repayments due to lower seasonal ATM cash requirements at the end of the third quarter and repayment of the Company's term loan.

Guidance
The Company currently expects adjusted earnings per share for the fourth quarter 2018, assuming foreign currency exchange rates and the Company's share price remain stable through the end of the quarter, to be approximately $1.27.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding expenses related to the 2017 proposed MoneyGram acquisition and impairment charges.

(3) Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the 2017 proposed MoneyGram acquisition, impairment charges, and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the 2017 proposed MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, i) certain impacts of the tax reform legislation passed in 2017, and j) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 19, 2018, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 41,902 ATMs, approximately 279,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 687,000 POS terminals at approximately 334,000 retailer locations in 45 countries; and a global money transfer network of approximately 361,000 locations serving 149 countries. With corporate headquarters in Leawood, Kansas, USA, and 62 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; Visa's announced rule change to allow our ATMs to provide dynamic currency conversion beginning mid-April of next year; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including tax and immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release.

Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2018	December 31,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$1,129.3	$819.1
Restricted cash	73.5	81.4
Trade accounts receivable, net	813.8	744.9
Prepaid expenses and other current assets	199.9	244.8

Total current assets	2,216.5	1,890.2

Property and equipment, net	283.2	268.3
Goodwill and acquired intangible assets, net	844.3	867.9
Other assets, net	116.8	113.6

Total assets	$3,460.8	$3,140.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,275.2	$1,361.0
Short-term debt obligations	238.5	46.7

Total current liabilities	1,513.7	1,407.7

Debt obligations, net of current portion	641.4	404.0
Capital lease obligations, net of current portion	8.7	9.8
Deferred income taxes	52.7	55.0
Other long-term liabilities	65.2	64.0

Total liabilities	2,281.7	1,940.5

Equity	1,179.1	1,199.5

Total liabilities and equity	$3,460.8	$3,140.0

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2018	2017

Revenues	$714.5	$637.8

Operating expenses:
Direct operating costs	388.2	364.8
Salaries and benefits	93.1	82.1
Selling, general and administrative	55.8	49.3
Depreciation and amortization	26.5	24.7
Total operating expenses	563.6	520.9
Operating income	150.9	116.9

Other income (expense):
Interest income	0.3	0.4
Interest expense	(11.4)	(9.5)
Foreign currency exchange (loss) gain	(2.7)	8.2
Total other expense, net	(13.8)	(0.9)
Income before income taxes	137.1	116.0

Income tax expense	(34.9)	(15.6)

Net income	102.2	100.4
Net loss (income) attributable to noncontrolling interests	0.5	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$102.7	$100.3

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.89	$1.80

Diluted weighted average shares outstanding	54,263,892	55,784,485

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$102.2

Add: Income tax expense					34.9
Add: Total other expense, net					13.8

Operating income (expense)	$110.4	$16.4	$34.3	$(10.2)	$150.9

Add: Depreciation and amortization	16.7	1.9	7.9	—	26.5
Add: Share-based compensation	—	—	—	4.0	4.0

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$127.1	$18.3	$42.2	$(6.2)	$181.4

	Three months ended September 30, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$100.4

Add: Income tax expense					15.6
Add: Total other expense, net					0.9

Operating income (expense)	$86.8	$15.7	$24.3	$(9.9)	$116.9
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	0.1	0.1
Adjusted operating income (expense) (1)	86.8	15.7	24.3	(9.8)	117.0

Add: Depreciation and amortization	14.8	2.5	7.4	—	24.7
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses and share-based compensation (Adjusted EBITDA) (2)	$101.6	$18.2	$31.7	$(6.1)	$145.4

(1) Adjusted operating income excludes costs related to the proposed acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2018	2017

Net income attributable to Euronet Worldwide, Inc.	$102.7	$100.3

Foreign currency exchange loss (gain)	2.7	(8.2)
Intangible asset amortization(1)	5.6	6.2
Share-based compensation(2)	4.0	3.7
Expenses incurred for proposed acquisition of MoneyGram(3)	—	0.1
Non-cash interest accretion(4)	2.9	2.8
Income tax effect of above adjustments(5)	(0.8)	(0.4)
Non-cash GAAP tax expense(6)	0.7	(14.4)

Adjusted earnings(7)	$117.8	$90.1

Adjusted earnings per share - diluted(7)	$2.16	$1.61

Diluted weighted average shares outstanding (GAAP)	54,263,892	55,784,485

Effect of unrecognized share-based compensation on diluted shares outstanding	245,964	308,345
Adjusted diluted weighted average shares outstanding	54,509,856	56,092,830

(1) Intangible asset amortization of $5.6 million and $6.2 million are included in depreciation and amortization expense of $26.5 million and $24.7 million for the three months ended September 30, 2018 and September 30, 2017, respectively, in the consolidated statements of income.

(2) Share-based compensation of $4.0 million and $3.7 million are included in salaries and benefits expense of $93.1 million and $82.1 million for the three months ended September 30, 2018 and September 30, 2017, respectively, in the consolidated statements of income.

(3) Expenses incurred for the proposed acquisition of MoneyGram of $0.1 million are included in the selling, general and administrative expenses of $49.3 million for the three months ended September 30, 2017, in the consolidated statements of income.

(4) Non-cash interest accretion of $2.9 million and $2.8 million are included in interest expense of $11.4 million and $9.5 million for the three months ended September 30, 2018 and September 30, 2017, respectively, in the consolidated statements of income.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Adjustment is the cash tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets. Additionally, during the three months ended September 30, 2017, the Company recognized a U.S. GAAP income tax benefit related to the release of a $16.3 million valuation allowance on certain foreign net deferred tax assets and removed the effect from adjusted earnings per share for those benefits that will not be realized in cash during the current period.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.